Filed Pursuant to Rule 424(b)(3)
Registration No. 333-227530

Supplement No. 1
To Prospectus Dated November 5, 2018

of

CLEARONE, INC.

Relating to

Up to 8,306,535 Shares of Common Stock

               This prospectus supplement, dated November 14, 2018 (this “Supplement”), of ClearOne, Inc. (the “Company”) supplements the Company’s prospectus dated November 5, 2018 filed as part of its Registration Statement on Form S-1, File No. 333-227530 (the “Prospectus”), relating to the offer and sale of up to 8,306,535 shares of the Company’s common stock pursuant to non-transferable subscription rights that were distributed to all shareholders of record of the Company on November 5, 2018.

On November 14, 2018, the Company extended the expiration of its rights offering until 5:00 PM Eastern Standard Time on Wednesday, November 28, 2018. The rights offering was originally scheduled to expire on Monday, November 19, 2018.

If you live outside of the United States and wish to exercise your subscription rights, you must notify the Subscription Agent on or before 5:00 p.m. at least two (2) business days prior to the expiration date of the rights offering, or by 5:00 p.m. Eastern Standard Time on Monday, November 26, 2018. You must satisfy the Subscription Agent that your exercise of subscription rights does not violate any laws applicable to you in your locality.

All other terms and conditions of the rights offering remain unchanged.

The date of this Supplement is November 14, 2018